Exhibit 10.23

# QUALITY AGREEMENT

THIS QUALITY AGREEMENT (the "Agreement"), made this 24th day of August 2020 (the "Effective Date") by and between Innovative Health Solutions, Inc. ("IHS"), and GMI Corporation (the "Company").

## RECITALS

**WHEREAS**, IHS has engaged the Company to manufacture NeuroStim and IB-Stim, IHS products (the "Products"), provide the services, and/or separate purchase orders relating to Products and/or services(the "Services") as set forth in that certain manufacturing services agreement between IHS and the Company dated **[24 August-2020]** (the "MSA"); and

**WHEREAS**, the Company desires to make such Products and/or provide Services for IHS on the terms and conditions set forth below;

**NOW, THEREFORE**, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

## DEFINITIONS

The definitions in the MSA are hereby incorporated by reference. The following additional definitions apply:

a) Complaint: "Complaint" means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.

b) Complaint File Establishment: "Complaint File Establishment" means an FDA-registered location that maintains required records under 21 C.F.R. 820.198. Also, for the purposes of this Agreement, the registered Complaint File Establishment shall also be the location that maintains Medical Device Reporting records under 21 C.F.R. Part 803 and Removal and Correction Reports (recalls) under 21 C.F.R. Part 806 for the Products.

c) Specification Developer: Develops specifications for a device that is distributed under the establishment's own name but performs no manufacturing. This includes establishments that, in addition to developing specifications, also arrange for the manufacturing of devices labeled with another establishment's name by a contract manufacturer.

d) Contract Manufacturer: A "Contract Manufacturer" is an entity that physically Manufactures a Finished Device under the terms of a contract and meets the requirements for registering as a "contract manufacturer" pursuant to 21 CFR Part 807. Contract Manufacturers of Finished Devices shall comply with applicable requirements of the Quality System Regulations.

e) Device History Record: "Device History Record" or "DHR" means a record of the history of the manufacture of the device, as specified in 21 CFR 820.184.

f) Device Master Record: "Device Master Record" or "DMR" means a compilation of records containing the procedures and specifications for a Finished Device.

g) Design History File: "Design History File" or "DHF" means a compilation of records which describes the design history of a Finished Device.

h) Design Input: "Design Input" means the physical and performance requirements of a device that are used as a basis for device design.

i) Design Output: "Design Output" means the results of a design effort at each design phase and at the end of the total design effort. The finished design output is the basis for the Device Master Record. The total finished design output consists of the device, its packaging and labeling, and the Device Master Record.

j) Design Review: "Design Review" means a documented, comprehensive, systematic examination of a design to evaluate the adequacy of the design requirements, to evaluate the capability of the design to meet these requirements, and to identify problems.

k) Medical Device Reporting: "Medical Device Reporting" means a reportable adverse event or potential adverse event which the Finished Device may have caused or contributed to, as defined in 21 CFR Part 803.

l) Quality Audit: "Quality Audit" means a systematic, independent examination of a Manufacturer's Quality System that is performed at defined intervals and at sufficient frequency to determine whether both Quality System activities and the results of such activities comply with Quality System procedures, that these procedures are implemented effectively, and that these procedures are suitable to achieve Quality System objectives.

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## AGREEMENT

1. **Specifications**. IHS has provided the Company certain proprietary design, drawings and specifications for the Products in June/July 2020 ("Specifications"), which are to be used and followed by the Company solely for the purposes contemplated by this Agreement and the MSA. The Company hereby agrees to test each Product and perform quality assurance services as required in certain testing protocols approved by IHS and provided to the Company to ensure that each Product complies with the Specifications and other requirements of IHS. The Company agrees that Specifications, along with any modifications thereto, are confidential information, subject to the confidentiality provisions of the MSA, and are the sole property of IHS. The Company hereby agrees that the Specifications will be held in strict confidence and shall be treated in the same manner as the Company treats its own confidential information. The Specifications may from time to time be revised and updated upon the mutual agreement of the parties without the necessity of re-executing this Agreement.

2. **Compliance with Laws.**

a) IHS shall register as a "Specifications Developer" and "Complaint File Establishment" with FDA, and the Company shall register as a "Contract Manufacturer" as those terms are defined, herein, and in the MSA.

b) During the term of this Agreement, the Company shall obtain and maintain in good order, at its sole expense, such governmental registrations, permits and licenses as are required by the FDA and/or other governmental authorities, as are necessary to permit the Company to perform the manufacturing, record keeping and processing activities as set forth in this Agreement. The Company shall provide to IHS evidence of establishment registration and Product listing with FDA, and do so each year upon renewal.

c) The Company and IHS shall maintain compliance with such procedures as required by the FDA Quality System Regulations ("QSR"), 21 CFR Part 820, as amended from time to time. The Company shall cooperate with IHS in order to maintain compliance with QSR, including, without limitation, promptly removing obsolete records to prevent the unintentional use of such records

d) The Company has adopted quality policies and objectives and during the term of this Agreement the Company shall establish and maintain a quality system appropriate for the manufacturing, record keeping and processing activities as set forth in this Agreement in accordance with the current good manufacturing practice ("CGMP") requirements set forth in the FDA Quality Systems Regulations ("QSR") as well as other Applicable Law. All aspects of the Company quality system and any changes thereto shall be documented by the Company in quality system documents in accordance with QSR requirements as well as other applicable

regulatory requirements. At the request of IHS, copies of all records required to be maintained by QSR ("Quality Records") prepared by the Company related directly or indirectly to the Products shall be promptly provided to IHS and shall become the property of IHS. Without limitation, the quality records related to the Products prepared by the Company shall be provided to IHS as necessary to enable IHS to maintain complete records as required by the QSR. The division of responsibilities between IHS and the Company as related to the QSR and CGMP requirements is summarized in Appendix A, attached hereto and incorporated herein by reference.

3. **Quality Systems**. The Quality System established by the Company shall include a quality unit that is independent of production and that fulfills both quality assurance and quality control responsibilities. The Company's quality unit shall not delegate its responsibility and authority to a non-quality function or to a third-party without prior approval of IHS. The Company shall include, without limitation, the following as well as all other requirements and the specifications of the QSR:

a) Inspections and Audits.

1. The Company shall establish and maintain procedures for Quality Audits designed to assure that the Quality System related to the Products is in compliance with the Company's established quality system requirements and to determine the effectiveness of the Company's quality system. IHS shall, upon request, have access to any Quality Audit records and reports, including any records and reports from any Third-Party Quality Audit. A "Third Party Quality Audit" is (a) any quality audit of the Company or a corporate affiliate of the Company conducted by a certifying body or a government regulatory agency; or (b) any quality audit of a supplier of raw materials or component parts for the Product that is conducted by or on behalf of the Company or a corporate affiliate of the Company.

2. The Company shall permit representatives of IHS to inspect the Company's facilities and review and audit such records that pertain to the Products and/or Services and the Company's ability to manufacture such Products and/or perform such Services, once per year upon at least five (5) business days' advance written notice. IHS may conduct for-cause audits of the Company at any time without prior written notice to the Company. IHS shall cause any inspector(s) to adhere to and comply with all standard work rules and safety measures the Company requires of its employees and to execute a written agreement to maintain in confidence all information obtained during the course of any such inspection, in accordance with the confidentiality provisions of the MSA. IHS shall have access to review the Company's training records, quality system documents, Quality Audit reports, records and reports from third party audits, quality agreements with subcontract suppliers, contractors and consultants, and Device History Records applicable to the Products made and/or Services performed by the Company. IHS retains the right to show government regulators the results of any audit, if required by such regulatory agency.

3. Without prior announcement or notification, the Company shall permit IHS's Notified, Conformity Assessment Body or any other applicable regulatory agency to inspect the Company's facilities for conformity with applicable regulations and review and audit such records that pertain to the Products and/or Services and the Company's ability to manufacture such Products and/or perform such Services.

4. The Company shall immediately notify IHS of any notice of planned or unplanned regulatory inspections directly or indirectly related to the Products (i.e., product performance, intended use, design controls, Specification development, process validation development and "for cause" inspections relating to the Products), including, without limitation, inspections by the FDA or any comparable foreign, domestic state, or domestic local authority. IHS shall have the right to have a reasonable number of its personnel present during any inspection that directly affects the Products. The Company shall provide IHS with a copy of any written reports (or excerpts directly relating to such Product or the manufacture or processing) within a reasonable time after receipt. Should the FDA or any comparable foreign, domestic state, or domestic local authority issue a warning letter, untitled letter, or any Product-related observations (e.g., Form FDA-483) to the Company, a copy of such documents will be promptly forwarded to IHS to the extent such document relates to the Products. If necessary, to protect confidential or proprietary information, the Company may black out names of other customers or products or proprietary processes. The Company will provide IHS with draft copies of any official response to the governmental authority's observations relating to the Product or the manufacture or processing of such Products within three business days prior to submittal to the governmental authority such that inputs from IHS can be adequately reviewed and incorporated. The Company shall work in good faith with IHS to incorporate IHS's input on any draft responses that relate to the Products, specifically any of the Company's commitments related to the Products. Should the Company fail to reasonably incorporate IHS's input into the responses, and IHS reasonably believes in good faith that such omissions may adversely affect the health and safety of its customers, this Agreement and the MSA may be terminated by IHS immediately and the Company will immediately release any Products in its control to IHS. Redacted copies of any response letters from the Company to the FDA or any comparable foreign authority that relate to the Products will also be promptly forwarded to IHS. IHS shall promptly notify the Company of any regulatory action regarding the Products (including any Product-related requests, inquiries or actions by the FDA).

5. To the extent IHS reasonably determines during any such inspection, review or audit that the Company is not in compliance with the CGMPs or such other manufacturing standards set forth by other regulatory requirements, IHS shall provide the Company with written notice detailing such non-

compliance. Upon receipt of such notice, the Company shall, as soon as practicable, remedy or cause to be remedied such non-compliance in accordance with a mutually agreed-upon schedule. Within 15 business days of receipt of IHS's written notice under this subsection, the Company shall submit a written response to IHS that details the Company's planned remediation and applicable timelines for implementation. IHS shall, if requested by the Company, assist the Company by providing reasonably detailed information about such non-compliance. The Company shall provide IHS with progress reports, at intervals mutually agreed-upon by IHS and the Company, of its corrective actions and reasonable documentation and other evidence that such non-compliance items have been corrected.

b) Design Controls. IHS shall be responsible for Design Inputs in the development of the Products and shall ensure that the Products are fit for the uses and purposes for which IHS intends to use them and shall ensure that each Product design is correctly translated into such Product's specifications. The Company shall maintain the Design History File for each Product from the state in which it was received from IHS. The Company will utilize its QMS for design changes and obtain approval from IHS before implementing those changes, in accordance with paragraph (f), below. The Company shall provide IHS notice of any proposed design changes at least 30 business days before planned implementation. IHS will approve or reject that change within 15 business days of receipt of the Company's request. The Company must respond promptly to any of IHS's reasonable requests for information related to a design change. The Company shall perform such product development services and provide such deliverables (including, without limitation, pre-production Products and any associated documentation) as mutually agreed upon by the parties subject to IHS's review and approval. IHS will submit any applicable reports and/or supplements to FDA regarding changes to the Products' design.

c) Design Transfer. The Company shall perform such design transfer activities (including, without limitation, test method qualifications, gauge repeatability and reproducibility studies, supplier qualifications and process validations) in accordance with the Company's Quality Management System ("QMS"). Such design transfer activities may include: establishing and testing production specifications that ensure manufactured devices are repeatedly and reliably produced within the applicable Product and process capabilities; and other transfer activities in accordance with the Company's QMS (including, without limitation, acceptable run rates and scrap rates as mutually agreed upon by the Parties.) IHS and the Company shall ensure that the Product design is correctly translated into production specifications and that such production specifications conform to any regulatory submittals by IHS relating to the Product. The Company shall provide IHS copies of Device Master Records for approval at least 30 business days before manufacturing Product in accordance with the Device Master Records. IHS shall approve or reject such records within 15 business days of IHS's receipt of the records. The Company shall

ensure that only approved production specifications are used to manufacture production Products.

Notwithstanding the above, the Company may provide IHS with pre-production Products not conforming to finally approved production specifications; provided, however, IHS shall ensure that its use of such pre-production Products complies with all Applicable Laws. Sections 3(f) through 3(q) shall only apply to production Products and not pre-production Products.

d) Device History Record. The Company shall compile and maintain the Device History Record containing the production history of the Products as required by the Quality System Regulations, and shall designate employees to review and approve DHR, and to make DHR available at all Company locations for which they are used. DHR shall be the property of IHS. IHS grants the Company access to, and the right to make and retain copies of the DHR appropriate to document the Company's compliance with the QSR. The Company will also provide IHS a copy of the DHR prior to the product leaving the Company's possession.

e) Device Master Record. In a timely manner, the Company shall provide to IHS all documentation in the Company's possession necessary for IHS to compile device master records ("DMRs") pursuant to the Quality System Regulations, to include the Specifications, production process specification, quality assurance procedures, packaging and labeling specifications and installation, maintenance and servicing products for each type of Product.

f) Design/Material/Process Changes. The Company shall have a formal change control process to administer changes to the Products and their manufacture, including, without limitation, changes to procedures, specifications, equipment, systems, and batch, manufacturing, packaging and support processes and records. In the event of a change to the Products, the Company shall deliver to IHS updated drawings, engineering specifications or documentation of all temporary deviations for purposes of ensuring that all materials purchased or otherwise provided conform to the Specifications and are from suppliers acceptable to IHS, and to comply with all record keeping and all other requirements of the QSR, prior to the manufacture of any Products which may include the modifications. The Company shall provide IHS such information, in writing, 30 business days in advance of manufacturing Product with any such a change. If the timing of such activities can impact production, the company will make efforts in good faith to maintain production schedules to the best as is practically possible.

The Company shall not proceed with any change until the Parties have agreed upon the changes to the applicable Product's Specifications, delivery schedule and Product pricing and any additional costs to be borne by IHS or the Company, including, without limitation, the cost of inventory that becomes obsolete as a result of the change. If a change order results in Product pricing mutually agreed to by the Parties, then IHS shall revise all applicable Blanket Purchase Orders. IHS and the Company shall each maintain records of changes to the Products and each change order in accordance with the QSR as defined in Section 2(d) of this Agreement.

IHS shall approve or reject any design, material, or process changes within 15 business days of receipt of the Company's notice of such change.

No changes or modifications to the Products, processes, components, or materials shall be made by the Company without the prior written approval of IHS. Additionally, the Company shall notify IHS of all changes occurring at suppliers to the Company which impact IHS's Products, regardless of impact to the Products. The Company shall notify IHS of any supplier changes at least 15 calendar days in advance of making such supplier changes. The Company is responsible for performing validation activities, where appropriate, for any design, material, or process changes.

g) Purchasing controls. The Company shall establish and maintain procedures to ensure that all components and services incorporated into the Products conform to specifications and shall establish and maintain procedures to qualify and manage such subcontract suppliers and service providers, which includes, without limitation, documenting their ability to meet the specified quality requirements. The Company shall qualify suppliers, continually evaluate and monitor supplier performance, maintain an approved supplier list, and maintain supplier records for all suppliers used by the Company for IHS products. These supplier records shall be made available to IHS upon request. The Company shall not subcontract to a third party any manufacturing or processing services entrusted to it relating to the Products without IHS's prior written approval. Changes of subcontract suppliers require written notice to and approval by IHS prior to execution, which approval shall not be unreasonably withheld. The Company must inform IHS of any temporary or permanent disruption of supply. The Company shall establish and maintain procedures for acceptance of incoming product. The Company shall inspect, test, or otherwise verify incoming product as conforming to specified requirements, which shall be mutually agreed upon by IHS and the Company. The Company shall maintain records of its approval or rejection of incoming materials in accordance with the timeframe specified in paragraph (q), below.

h) Production and Process Controls. The Company shall conduct, control and monitor production processes designed to ensure that the Products comply with specifications. The Company shall document all instructions, standard operating procedures and methods that define and control the manner of production of the Products. Where environmental conditions could reasonably be expected to have an adverse effect on product quality, the Company shall establish and maintain procedures to adequately control these environmental conditions. The Company shall periodically inspect environmental control system(s) to verify that the system, including necessary equipment, is adequate and functioning properly. The Company shall document these activities which shall be reviewed by appropriate quality personnel. The Company shall establish and maintain requirements for the health, cleanliness, personal practices and clothing of personal if contact of such personnel and product or environment could reasonably be expected to have an adverse effect on product quality.

i) Inspection, Measuring and Test Equipment. The Company shall ensure that all inspection, measuring and test equipment is routinely inspected and calibrated to appropriate standards for the purpose of producing valid results for each Product acceptance activities in accordance with the Company's QMS.

j) Process Validation. Validation of Processes related to the Products and associated costs shall be mutually agreed upon between the Company and IHS and shall be completed prior to completion of design transfer activities. The Company shall have a documented process in place to monitor and control process parameters for validated processes to ensure that specific requirements continue to be met after validation is completed. Where necessary the Company shall perform periodic revalidation of such processes in accordance with the Company's Master Validation Plan. The Company's Master Validation Plan for IHS's products shall be mutually agreed upon by the Parties. The Company shall maintain records of validation activities in accordance with the timeframe specified in paragraph (q), below.

k) Final Product Acceptance. The Company shall have a documented process for reviewing processing records prior to the release of Products from its facility. This process shall provide evidence that each production run, lot or batch meets all acceptance criteria and is approved for release by authorized personnel. This review shall include records of investigations into any applicable deviations and out-of-specification investigations.

l) Non-Conforming Products. The Company shall establish and maintain procedures to control Products that do not comply with the Specifications and other requirements of IHS hereafter agreed to by the Company, including identification, documentation, segregation, disposition, and any rework, retesting and re-evaluation of all nonconforming Products after rework to ensure compliance with the Specifications and other requirements of IHS hereafter agreed to by the Company. The Company shall report to IHS in writing regarding all Products produced by the Company during the term of this Agreement that do not comply with the Specifications and other requirements of IHS hereafter agreed to by the Company. The reports shall be in a reasonable format specified by the Company and acceptable to IHS. IHS's approval is required for any non-conforming products which require rework, reprocessing, and/or repackaging, and/or will be released for sale or use in a non-conforming state. On the first business day of every calendar month, the Company shall provide a report to IHS of non-conformances/deviations opened during the previous calendar month Within 15 calendar days, IHS shall provide input regarding the remediation of those deviations to the Company. The Company shall work in good faith with IHS to incorporate IHS's input on remediating deviations that have or may result in non-conforming products. This may include a reasonable number of IHS personnel being physically present at the Company's facilities to assist investigating deviations. The Company shall maintain records of non-conformances, related investigations and CAPAs in accordance with the timeframe specified in paragraph (q), below. The Company

must document in the DHR any rework and reevaluation activities the Company performs.

m) Training. The Company shall establish and maintain procedures to ensure that each person engaged in the manufacturing, processing, packaging or testing of the Products, including related quality unit personnel, shall be trained in accordance with QSR, ISO 13485 and all other applicable regulatory requirements, including, without limitation, training in the employee's specific job function. The Company shall establish and maintain training records for the period specified in Section 3(q), herein.

n) Corrective Action and Preventative Action ("CAPA"). The Company agrees to take appropriate actions necessary to correct and prevent any Product nonconformity, system deficiency or potential system deficiency related to Products or processes affecting Products. The nonconformity, system deficiency or potential system deficiency may be identified by the Company or by IHS and consented to by the Company. On the first business day of every calendar month, the Company shall provide a report to IHS of CAPAs opened during the previous calendar month. For each CAPA, the Company will present to IHS a plan including root cause and proposed corrective or preventive action by a due date agreed upon by the parties. Implementation of the CAPAs at the Company shall occur after IHS's approval of the CAPA plan. IHS shall notify the Company of such approval or rejection within 15 calendar days of receipt of the notification of the CAPA. The Company is responsible for verifying the effectiveness of any CAPAs after they are implemented. The Company shall maintain CAPA records in accordance with the timeframe specified in paragraph (q), below.

o) Handling, Storage, and Distribution. The Company shall establish and maintain procedures to ensure that mix-ups, damage, deterioration, contamination or other adverse effects to the Products do not occur during material receipt, production, handling, storage and distribution. The Company shall hold product in quarantine until it is released for final distribution. The Company shall ensure that Product packaging and shipping containers are designed and constructed to protect the Product from alteration or damage during the customary conditions of processing, storage, handling, and distribution. The Company shall maintain distribution records in accordance with the timeframes specified in paragraph (q), below.

p) Product Labeling. IHS shall develop and be responsible for the text and regulatory compliance of all package labels, inserts, instructions and warnings used in connection with the Products in accordance with QSR, ISO 13485, and all applicable regulatory requirements, including, without limitation, all sales and promotional literature. The Company shall label the Products as directed by IHS and shall establish and maintain procedures to control labeling to prevent mix-ups, and the labeling used for each production unit should be documented in the DHR.

q) Traceability/Records. The Company shall jointly with IHS establish and maintain procedures for identifying each finished Product, and component, as required by 21 CFR 820.65, with a control number, which shall be documented in the Device History Record. The Company shall have records that identify Products during all stages of receipt, production and distribution, as appropriate ("Device History Records"). These records will be available for review by IHS, and FDA, unless otherwise exempt from review by FDA. Records will be maintained so that they are protected from deterioration, damage or loss. If records are not maintained for at least the retention period listed below, then and, in any event, the Company shall contact IHS about options to transfer the records prior to destruction. Computerized systems used to create, modify, maintain, or transmit CGMP regulated electronic records (e.g., raw data) must have appropriate procedures and controls (e.g., validation, audit trails) to ensure the authenticity, integrity, and (when appropriate) confidentiality of those records. Company shall ensure computer systems comply with 21 CFR Part 11, FDA's, and other similarly applicable regulatory bodies', regulations and guidance governing data integrity. The Company shall, as reasonably determined by IHS, provide training to IHS on, and allow IHS access to, its electronic document and data management system. Such access shall be limited to data and documentation related to the Products and services contemplated by this Agreement and the MSA. The Company shall, jointly with IHS, establish and maintain procedures for the electronic sharing of data and information between IHS and Company. When computers or automated data processing systems are used as part of production or the quality system, the Company shall validate computer software for its intended use according to an established protocol, and shall validate all software changes before approval and issuance, which validation the Company shall document.

- Product Quality Planning documents (purchase orders, specifications, material certifications or analysis reports, validation reports, gauge R&R, calibration records, change control records, supplier management records, Device Master Records, other Quality System Records). Interval: Product life +5 years.
- Non-Conformance Records (problem solving CAPA reports). Interval: Product life +5 years.
- Personnel Training Records. Interval: 5 years after employee termination.
- Internal Audit Records. Interval: 5years
- Work Instructions (assembly, packaging, handling and servicing Product). Interval: Product life + 5 years.
- Quality Assurance Procedures and Instructions: Product life+ 5 years.
- Device History Records as specified by IHS: Product life + 5year.

r) Complaints. IHS, at its expense, shall be responsible for handling all Complaints, inquiries and reporting requirements related to the Products (including any related investigation), including Medical Device Reporting, and applicable Product testing.

IHS shall establish and maintain procedures for reviewing and evaluating Complaints with respect to Products and to determine whether an event has occurred which is required to be reported to the FDA under 21 CFR, Part 803 or other applicable regulations. At the written request of IHS, the Company shall investigate Products associated with Complaints and provide a written report (including a CAPA plan, if applicable) to IHS within a reasonable time period to be agreed upon by the parties. If the result of the investigation concludes that the Complaint was due to workmanship issues performed by the Company, the investigation and any associated remedial actions will be conducted at the Company's expense. If the Company receives any information regarding real or potential defects of any Product or any information that might otherwise constitute a Complaint about any Product, the Company shall within a reasonable time provide to IHS all information that it has concerning the same. Additionally, the Company shall report to IHS any known reportable events related to the Products in a timeframe that allows IHS to notify regulatory authorities. IHS shall have the sole responsibility to perform any post-sale warnings, recalls and regulatory reporting, including, but not limited to, filing five-day reports, malfunction reports, and correction and removal reports.

s) Recalls and Regulatory Notifications. IHS is solely responsible for any Product recall, the decision to recall, and the type of recall. IHS is solely responsible for all notifications to regulatory agencies. The Company will cooperate with IHS in the management of the recall or notification process. Each party shall be responsible for its own financial obligations associated with a recall.

t) Calibration of Equipment. The Company must have an appropriate equipment calibration and maintenance system in compliance with 21 CFR Part 820.

4. **Key Contacts.** Any provision under this Agreement which requires Company to notify IHS regarding quality or regulatory matters must be made to the IHS Quality and Regulatory Director and the IHS Quality Manager, or their respective designees. IHS Quality and Regulatory Director is Dr. Thomas J. Carrico, CRO. IHS respective designee is Dan Clarence, COO.

5. **Term and Termination**. This Agreement shall become effective on the Effective Date and, unless terminated as provided herein, shall remain in effect until the termination or expiration of the MSA. Except as provided in Section 3(a)(4) either party may terminate this Agreement if the other party has breached a material term of this Agreement, and the breaching party has failed to remedy such breach within thirty (30) calendar days following written notice from the non-breaching party. Any material breach of a material term of this Agreement also shall constitute a material breach of the MSA.

6. **Miscellaneous.**

a) Independent Contractors. The relationship between IHS and the Company shall be that of independent contractors for all purposes hereunder.

b) Notices. Subject to Section 4, all other notices, demands or other writings shall be deemed sufficiently given if personally delivered or deposited in the United States

mail in a properly stamped envelope, certified or registered mail, return receipt requested, or delivered to an overnight mail service, addressed to the party to whom it is given at the addresses or numbers set forth below or such other persons or addresses or numbers as shall be given by written notice of any party:

To IHS: IHS
829 South Adams Street
Versailles, IN 47042
Attn: Dan Clarence

To Company: GMI Corporation
700 International Drive
Franklin, IN 46131
Attn: Brice Siemons

c) Governing Law. This Agreement and all disputes and issues arising out of relating to or in connection with, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Indiana, without regard to its provisions concerning choice of law, choice of forum or any principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any action under this Agreement, or otherwise relating to or arising under the creation or performance by the parties under this Agreement whether federal or state must be brought only in the federal or state court in Indianapolis, Indiana. Neither party shall raise, and the parties hereby waive, any defenses based upon venue, inconvenience of forum, lack of personal jurisdiction, or the like in any such action or suit.

d) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between IHS and the Company with respect to the subject matter of this Agreement. In the event of a conflict between the terms of this Agreement and the MSA, the terms of this Agreement will govern as to all Quality-related matters, and the MSA will govern as to all other matters.

e) Amendment. This Agreement may not be changed orally, and may only be amended by an agreement in writing signed by both parties.

f) No Rights or Liabilities in Third Parties. This Agreement is not intended to, nor shall it be construed to, create any rights or liabilities in any third parties.

g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

h) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party

of the right thereafter to that term or any other term of this Agreement. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which shall have theretofore matured hereunder.

i) Interpretation. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances require. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. The headings contained herein are for reference only, and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

j) Assignment. Neither party shall assign this Agreement, or any part thereof, or delegate the obligations set forth herein without the prior written consent of the other party.

k) Survival. Provisions of this Agreement which, by their terms or by reasonable implication, are to be performed after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one agreement.

**[Signatures to Follow]**

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to sign this Agreement on the date first written above.

| **COMPANY**<br>**GMI CORPORATION** | **INNOVATIVE HEALTH SOLUTIONS, INC.** |
|---|---|
| ***/s/ Aaron Barr*** | ***/s/ Brian Carrico*** |
| Signature | Signature |
| Aaron Barr | Brian Carrico |
| Printed Name | Printed Name |
| President | C.E.O |
| Title | Title |

## Appendix A: Responsibilities

| Process | IHS | Company |
|---|---|---|
| Design Controls | X<br>(User Needs, Design Inputs, Design Plans, Design Validation/Verification, Design Review) | X |
| Document Controls | X | X |
| Design Change | X<br>(as approver) | X<br>(draft/approve) |
| Validation of software used in manufacturing Products | | X |
| Design History File | | X |
| Final Determination of Product Regulatory Requirements | X | |
| Device Master Record | X<br>(as approver) | X<br>(draft/approve) |
| Product Prints and Specifications | X<br>(as approver) | X<br>(draft/approve) |
| Quality Control Plans/Inspection Criteria | X<br>(as approver) | X<br>(draft/approve) |
| Production Bill of Materials | X<br>(as approver) | X<br>(draft/approve) |
| Supplier Qualification, Approval and Control | X (as approver) | X (qualification and control) |
| Production Work Instructions | X<br>(as approver) | X<br>(draft/approve) |
| Material Specifications | X<br>(as approver) | X<br>(draft/approve) |
| Manufacturing Process Validation at the Company | X<br>(as approver) | X<br>(draft/approve)<br>(execute) |
| Manufacturing Fixtures/Tools Qualification, Maintenance and Calibration | | X<br>(draft/approve)<br>(execute) |
| Operator Training | | X |
| Pilot Run Performance Summary | | X |
| Identification and Traceability | | X |
| Production and Process Changes | X<br>(as approver) | X<br>(draft/approve) |
| Environmental Controls, Personnel, Equipment and Facility Maintenance | | X |
| Perform Acceptance Activities | | X |
| Nonconforming Product Control | X<br>(as approver) | X<br>(draft/approve) |

| **Process** | **IHS** | **Company** |
|---|---|---|
| Corrective and Preventive Action | X (as approver) | X (draft/approve) |
| Labeling and Packaging Control | X (as approver) | X (draft/approve) |
| Handling, Storage, and Distribution | X | X |
| Device History Record | | X |
| Complaint Files | X | X |
| Return Procedures | X (as approver) | X (draft/approve) |
| Sterilization Validation | X (as approver) | X |
| Maintenance of Sterilization Validation | X (as approver) | X |
| Release of Product for distribution | X (as approver) | X |
| Perform Return Activities | | X |
| FDA registration and listing | X (Specification Developer and Complaint File Establishment) | X (Contract Manufacturer) |
| Clinical study/marketing authorization submissions | X | |
| Service and Installation requirements | | X |
| Calibration and other quality system related records for associated activities | | X |
| Malfunction and Adverse Event Reporting (all Regulatory Bodies), including Medical Device Reporting. | X | Will provide reasonable support as needed |
| Removals and Corrections: Advisory, Warnings and Recall Reporting (all Regulatory Bodies) | X | Will provide reasonable support as needed |
| Other regulatory reporting (e.g., reporting design/material/manufacturing changes to FDA) | X | Will provide reasonable support as needed |